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U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of the Securities
Exchange Act of 1934

Date of Report: October 6, 2000
(Date of earliest event reported)

UNITY WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	9995 (Primary Standard Industrial Classification Code Number)	91-1940650 (I.R.S. Employee Identification No.)

10900 NE 4th Street, Suite 2300, Bellevue, WA 98004
(Address of principal executive offices, including zip code)

(800) 337-6642
(Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

    On October 6, 2000, Unity Wireless Systems Corporation, a British Columbia, Canada corporation ("Unity Systems"), a wholly-owned subsidiary of Unity Wireless Corporation, disposed of its acoustic emergency traffic preemption business. The sale involved a significant amount of assets, otherwise than in the ordinary course of business.

    The sale was effected pursuant to an Asset Purchase Agreement dated October 6, 2000 (the "Asset Purchase Agreement") among Unity Systems, as seller, Traffic Systems, L.L.C., an Arizona limited liability company ("Traffic Systems"), as purchaser, and Traffic Safety Products, Inc., an Arizona corporation ("TSP") and James L. Hill ("Hill"). 568608 B.C. Ltd., a British Columbia, Canada corporation ("568608"), which wholly owns Unity Systems and is wholly-owned by Unity Wireless Corporation, was also a party to the Asset Purchase Agreement.

    TSP, which owns, after the transaction, 63% of the purchaser, is wholly owned by Hill. Hill has previously performed contract services for Unity Systems from time to time in connection with Unity System's acoustic emergency traffic preemption business sold under the Asset Purchase Agreement.

    Pursuant to the terms of the Asset Purchase Agreement, Unity Systems sold or licensed substantially all of its assets and undertaking involved in its acoustic emergency traffic preemption business. The assets include equipment, inventory, distribution contracts, customer lists, marketing materials and the goodwill of the business. Unity Systems retained ownership of the intellectual property used in connection with the acoustic emergency traffic preemption business, including software, patents and know-how, other than certain trade marks (the "Intellectual Property"). The Intellectual Property is being licensed to Traffic Systems under an intellectual property license agreement dated October 6, 2000 (the "Intellectual Property License Agreement"). Under the terms of the Intellectual Property License Agreement, Traffic Safety has exclusive worldwide use of the Intellectual Property to make, have made, use and sell siren-operated traffic preemption devices produced in accordance with any of the licensed patents and know-how and to utilize the software and know-how in the installation, use and testing of the apparatus. The license is royalty-free and has a term expiring on the earlier of October 5, 2020 and the date of the payment of the purchase price.

    As consideration for the sale of the traffic preemption business, Unity Systems received a 37% interest in the purchaser, Traffic Systems, and is entitled to receive up to $2,000,000, subject to certain upwards adjustments, payable in quarterly installments equal to 10% of the gross profits of Traffic Systems for the relevant quarter. If Traffic Systems becomes a publicly traded entity before or after payment of the $2,000,000 (as adjusted), Unity Systems will be entitled to a pre-initial public offering undiluted 25% interest in the public entity. In addition to the foregoing, if Traffic Systems becomes a publicly traded entity before payment of the $2,000,000 (as adjusted), then the balance owing will be converted into an initial public offering interest of Traffic Systems at a 20% discount to the pricing of the offering.

    Also under the Asset Purchase Agreement, Traffic Systems is responsible for warranty work on Unity Systems' acoustic emergency traffic preemption products already installed, except Unity Systems has advanced $100,000 for costs in connection with such work. Traffic Systems is responsible for any costs in excess of $100,000, but Unity Systems will fund such costs initially and Traffic Systems will reimburse Unity Systems by adding the costs over the initial $100,000 to the $2,000,000 otherwise payable as part of the purchase price. The $100,000 for the initial warranty costs was paid by Unity Systems on closing and is non-refundable regardless of the costs incurred by Traffic Systems.

    For accounting purposes, the Registrant does not expect that this transaction will result in a material gain or loss.

    The foregoing is only a summary of the transaction and is qualified in its entirety by the terms of the agreements referenced in the summary and attached as exhibits.

Item 7. Financial Statements and Exhibits.

2.1
Asset Purchase Agreement dated October 6, 2000 among Unity Wireless Systems Corporation, a British Columbia, Canada corporation ("Unity Systems"), 568608 B.C. Ltd., a British Columbia, Canada corporation ("568608"), Traffic Systems, L.L.C., an Arizona limited liability company ("Traffic Systems"), Traffic Safety Products, Inc., an Arizona corporation ("TSP") and James L. Hill ("Hill").

2.2
Intellectual Property License Agreement dated October 6, 2000 between Unity Systems as licensor and Traffic Systems as licensee.

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY WIRELESS CORPORATION
Date: October 23, 2000	By:	/s/ BRIAN R. WILSON Brian R. Wilson, Secretary

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits.